Exhibit 99.1

Badger Meter Reports Record 2009 Earnings

MILWAUKEE--(BUSINESS WIRE)--February 4, 2010--Badger Meter, Inc. (NYSE: BMI) today reported results for the fourth quarter and year ended December 31, 2009.

Fourth Quarter 2009 Highlights.

  Net sales were $56,436,000 for the fourth quarter of 2009, a 16.6% decrease from sales of $67,646,000 for the fourth quarter of 2008.
  Earnings from continuing operations and net earnings were $5,085,000 for the fourth quarter of 2009, a 17.9% decrease from earnings from continuing operations and net earnings of $6,195,000 for the same period in 2008.
  Diluted earnings per share from continuing operations and diluted net earnings per share were $0.34 for the fourth quarter of 2009, a 19.0% decrease from diluted earnings per share from continuing operations and diluted net earnings per share of $0.42 for the fourth quarter of the prior year.

Full Year 2009 Highlights

  Net sales were $250,337,000 for 2009, a 10.5% decrease from sales of $279,552,000 in 2008.
  Earnings from continuing operations were a record $26,780,000 in 2009, a 6.8% increase from earnings from continuing operations of $25,084,000 in 2008.
  Net earnings were a record $34,170,000 for 2009, a 36.2% increase from net earnings of $25,084,000 in 2008.
  Diluted earnings per share from continuing operations were a record $1.79 for 2009, a 5.9% increase from earnings from continuing operations of $1.69 per diluted share in 2008.
  Diluted net earnings per share were a record $2.28 for 2009, a 34.9% increase from earnings of $1.69 per diluted share in 2008.

Operations Review

“We achieved three record quarters and a record year for earnings and earnings per share from continuing operations in 2009. This was despite the downturn in the economy and its impact on our sales. Our record strong performance was due to lower commodity costs earlier in the year and ongoing cost controls. In addition, we recognized a tax benefit in discontinued operations related to the shutdown of our former French subsidiaries,” said Richard A. Meeusen, chairman, president and chief executive officer of Badger Meter.

He said fourth quarter 2009 results were impacted by lower sales, continuing the trend of the past few quarters. “Many water utilities are still delaying purchasing decisions while waiting to see if they would receive federal stimulus funding for infrastructure improvements. In addition, sales of our other flow products continued to be negatively impacted by the economy,” said Meeusen. He noted the company had an unusually strong fourth quarter in 2008, which included sales related to a large residential metering project in Mexico and a $994,000 pre-tax gain from the sale of a former manufacturing facility in Rio Rico, Arizona.

Meeusen said the decline in fourth quarter 2009 earnings reflected the lower sales, somewhat offset by slightly better margins and continued expense controls. The gross profit margin was 36.4% for the fourth quarter of 2009, compared to 35.7% in the fourth quarter of 2008.

“We are beginning to see signs of a slow improvement in order activity, although we are not yet back to the sales levels of a year ago. On the heels of the previously announced $20 million contract with Duke Energy to provide the Badger® ORION® radio-frequency automatic meter reading (AMR) system for its gas meters, we recently won two major contracts for our Badger® GALAXY® fixed-network advanced metering infrastructure (AMI) system. The new contracts in Shreveport, La. and Fresno, Calif. give GALAXY a strong foothold in the market,” said Meeusen.

“In addition to the record earnings for the year, there were other notable achievements in 2009. Our financial position remains very solid. We generated strong cash flow in 2009 and ended the year with a debt-to-total capitalization ratio of 5.2%. We invested $6.9 million in new product development to facilitate our future growth. We maintained our focus on controlling expenses and increased our quarterly cash dividend for the 17th consecutive year,” said Meeusen.

“The federal stimulus funding is expected to be allocated by mid February and there are signs that the economy is starting to recover. Commodity costs are starting to increase, but overall, we are cautiously optimistic about 2010,” said Meeusen.

“Long term, we continue to believe our business will be driven by market forces including water shortages and the focus on environmental sustainability. These macro trends will increase the demand for metering technologies that effectively measure water usage and improve the operating efficiency of water utilities,” he added.

Conference Call and Webcast

Badger Meter management will hold a conference call to discuss the company’s 2009 fourth quarter and year-end results on Friday, February 5, 2010, at 10:00 AM Central/11:00 AM Eastern time.

Interested parties can listen to the call live on the Internet through the company’s Web site: www.badgermeter.com or by dialing 1-888-713-4211 and entering the passcode 15050488. Listeners should dial in to the call at least 5-10 minutes prior to the start of the call or should go to the Web site at least 15 minutes prior to the call to download and install any necessary audio software. Participants may pre-register for the call at https://www.theconferencingservice.com/prereg/key.process?key=PJWR3B9W3. Pre-registrants will be issued a pin number to use when dialing into the live call which will provide quick access to the conference by bypassing the operator upon connection. In addition, the Webcast is also available through Thomson’s investor portals. Individual investors can listen to the call at www.earnings.com, Thomson/CCBN's individual investor portal, powered by StreetEvents. Institutional investors can access the call via Thomson's password-protected event management site, StreetEvents (www.streetevents.com).

A telephone replay of the conference call will be available through Friday, February 12, by dialing 1-888-286-8010 and entering the passcode 76150916. The Webcast will be archived on the company’s Web site until its next earnings release.

About Badger Meter

Badger Meter’s core competency is flow measurement solutions. The company is a leading manufacturer and marketer of products incorporating liquid flow measurement and control technologies developed both internally and with other technology companies. Badger Meter products are used in a wide variety of applications, including water, oil and chemicals.

Certain statements contained in this news release, as well as other information provided from time to time by Badger Meter, Inc. (the “Company”) or its employees, may contain forward looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward looking statements. The words “anticipate,” “believe,” “estimate,” “expect,” “think,” “should,” “could” and “objective” or similar expressions are intended to identify forward looking statements. All such forward looking statements are based on the Company’s then current views and assumptions and involve risks and uncertainties that include, among other things:

  the continued shift in the Company’s business from lower cost, manually read meters toward more expensive, value-added automatic meter reading (AMR) systems and advanced metering infrastructure (AMI) systems;
  the success or failure of newer Company products;
  changes in competitive pricing and bids in both the domestic and foreign marketplaces, and in particular in continued intense price competition on government bid contracts for lower cost, manually read meters;
  the actions (or lack thereof) of the Company’s competitors;
  changes in the Company’s relationships with its alliance partners, primarily its alliance partners that provide AMR/AMI connectivity solutions, and particularly those that sell products that do or may compete with the Company’s products;
  changes in the general health of the United States and foreign economies, including to some extent such things as the length and severity of the current global economic downturn, the ability of municipal water utility customers to authorize and finance purchases of the Company’s products, the Company’s ability to obtain financing, housing starts in the United States, and overall industrial activity;
  the impact of the United States and foreign government programs to stimulate national and global economies;
  changes in the cost and/or availability of needed raw materials and parts, including recent volatility in the cost of brass castings as a result of fluctuations in commodity prices, particularly for copper and scrap metal, at the supplier level and plastic resin as a result of changes in petroleum and natural gas prices;
  the Company’s expanded role as a prime contractor for providing complete AMR/AMI systems to governmental entities, which brings with it added risks, including but not limited to, Company responsibility for subcontractor performance, additional costs and expenses if the Company and its subcontractors fail to meet the agreed-upon timetable with the governmental entity, and the Company’s expanded warranty and performance obligations;
  changes in foreign economic conditions, particularly currency fluctuations in the United States dollar, the euro and the peso;
  the loss of certain single-source suppliers, and;
  changes in laws and regulations, particularly laws dealing with the use of lead (which can be used in the manufacture of certain meters incorporating brass housings) and the U.S. Federal Communications Commission rules affecting the use and/or licensing of radio frequencies necessary for AMR/AMI products.

All of these factors are beyond the Company’s control to varying degrees. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward looking statements and are cautioned not to place undue reliance on such forward looking statements. The forward looking statements made in this document are made only as of the date of this document and the Company assumes no obligation, and disclaims any obligation, to update any such forward looking statements to reflect subsequent events or circumstances.

Badger Meter company news is available
24 hours a day, on-line at: http://www.badgermeter.com.

BADGER METER, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
Twelve Months Ended December 31,

	2009	2008

Net sales	$250,337,000	$279,552,000
Cost of sales	$153,323,000	$181,094,000
Gross margin	$97,014,000	$98,458,000
Selling, engineering and administration	$54,771,000	$57,556,000
Operating earnings	$42,243,000	$40,902,000
Interest (income) expense	($90,000)	$1,347,000
Earnings from continuing operations before
income taxes	$42,333,000	$39,555,000
Provision for income taxes	$15,553,000	$14,471,000
Earnings from continuing operations	$26,780,000	$25,084,000
Earnings from discontinued operations,
net of income taxes	$7,390,000	$0
Net earnings	$34,170,000	$25,084,000
Earnings per share:
Basic from continuing operations	$1.81	$1.72
Basic from discontinued operations	$0.50	$0.00
Total basic	$2.31	$1.72

Diluted from continuing operations	$1.79	$1.69
Diluted from discontinued operations	$0.49	$0.00
Total diluted	$2.28	$1.69
Shares used in computation of:
Basic	14,806,166	14,556,357
Diluted	14,954,807	14,837,263

Three Months Ended December 31,

	2009	2008

Net sales	$56,436,000	$67,646,000
Cost of sales	$35,920,000	$43,494,000
Gross margin	$20,516,000	$24,152,000
Selling, engineering and administration	$13,066,000	$14,056,000
Operating earnings	$7,450,000	$10,096,000
Interest expense	$165,000	$381,000
Earnings from continuing operations before
income taxes	$7,285,000	$9,715,000
Provision for income taxes	$2,200,000	$3,520,000
Earnings from continuing operations	$5,085,000	$6,195,000
Earnings from discontinued operations,
net of income taxes	$0	$0
Net earnings	$5,085,000	$6,195,000
Earnings per share:
Basic from continuing operations	$0.34	$0.42
Basic from discontinued operations	$0.00	$0.00
Total basic	$0.34	$0.42

Diluted from continuing operations	$0.34	$0.42
Diluted from discontinued operations	$0.00	$0.00
Total diluted	$0.34	$0.42
Shares used in computation of:
Basic	14,872,253	14,671,841
Diluted	14,986,923	14,866,237

BADGER METER, INC.
CONSOLIDATED CONDENSED BALANCE SHEETS

Assets	December 31,	December 31,
	2009	2008

Cash	$13,329,000	$6,217,000
Receivables	34,531,000	35,767,000
Inventories	32,484,000	39,315,000
Other current assets	5,058,000	5,230,000

Total current assets	85,402,000	86,529,000

Net property, plant and equipment	62,871,000	61,823,000
Intangible assets, at cost less accumulated amortization	23,603,000	25,030,000
Other long-term assets	10,188,000	15,018,000
Goodwill	6,958,000	6,958,000

Total assets	$189,022,000	$195,358,000

Liabilities and Shareholders’ Equity

Short-term debt and current portion long-term debt	$8,003,000	$19,670,000
Payables	10,773,000	13,230,000
Accrued compensation and employee benefits	6,071,000	8,714,000
Other liabilities	1,414,000	9,175,000

Total current liabilities	26,261,000	50,789,000

Deferred income taxes	0	133,000
Long-term employee benefits and other	18,300,000	27,909,000
Long-term debt	0	5,504,000
Shareholders’ equity	144,461,000	111,023,000

Total liabilities and shareholders’ equity	$189,022,000	$195,358,000

CONTACT:
Badger Meter, Inc.
Joan C. Zimmer, (414) 371-5702